Exhibit 23.1


Consent of Ernst & Young LLP, Independent Auditors

We consent to the use of our report dated January 28, 1999 included in the Annual Report on Form 10-K of PulsePoint Communications for the year ended December 31, 1998 with respect to the consolidated financial statements included in this form 10-K.

Our audits also included the financial data schedule of PulsePoint Communications listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-09755, Form S-8 No. 33-35019, Form S-8 No. 33-42184, Form S-8
No.  33-50376,  Form S-8 No.  33-67000,  Form S-8 No.  84730,  and  Form S-8 No.
333-31783) pertaining to the 1983 Employee Stock Option Plan, the Directors' Stock Option Plan and the Employee Stock Purchase Plan of PulsePoint
Communications of our report dated January 28, 1999, with respect to the financial statements and schedule of PulsePoint Communications included in this Annual Report on Form 10-K for the year ended December 31, 1998.



/s/ Ernst & Young LLP

Woodland Hills, CA
March 17, 1999

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